PROSPECTUS SUPPLEMENT No. 2	Filed Pursuant to Rule 424(b)(3) Registration Statement File No. 333-105095

[INTERACTIVECORP LOGO]

4,400,000 SHARES OF INTERACTIVECORP
COMMON STOCK

        This prospectus supplement supplements the prospectus, dated July 15, 2003, as supplemented by the prospectus supplement dated October 3, 2003, relating to the resale by certain selling stockholders of up to 4,400,000 shares of common stock, par value $0.01 per share, of InterActiveCorp, or IAC, to be issued upon the exercise of options granted by IAC to Dr. Georg Kofler under a stock option agreement, dated as of February 18, 2000, between IAC and Dr. Kofler. The prospectus also relates to the resale of an indeterminable number of additional shares of IAC common stock that may become issuable under the anti-dilution provisions of the stock option agreement. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the meanings specified in the prospectus.

        The following information represents updated information regarding selling stockholders listed in the selling stockholder table on page 6 of the prospectus.

	Shares Beneficially Owned Prior to the Offering
Selling Stockholders				Shares to be Sold	Shares Beneficially Owned after the Offering (2)
	Number (1)	Percent
Dr. Georg Kofler (3)	2,400,000	*	(4)	2,400,000	0
Deutsche Bank AG London	38,673,286	5.3%		1,925,000	36,748,286
RS Vermogensverwaltungs GmbH	75,000	*	(4)	75,000	0

(1)
Includes Shares that may have been issued upon the exercise of Options and subsequently sold prior to the date of this prospectus supplement.

(2)
Because the selling stockholders may sell all or a portion of the Shares that are being offered, the number of shares of IAC common stock that will be owned by each selling stockholder upon termination of this offering cannot be determined. However, for purposes of this table, IAC has assumed that the maximum number of Shares held by the selling stockholders will be sold. See "Plan of Distribution."

(3)
The Options were granted to Dr. Kofler on February 18, 2000 in consideration of his entering into an employment arrangement with a German affiliate of HSN. In July of 2000, Dr. Kofler was elected to the board of directors of IAC, from which he resigned in February of 2002. As of the date of this prospectus supplement, Dr. Kofler is neither an officer nor employee of IAC or any IAC affiliate. Dr. Kofler has a current economic interest of 1.23% in the Italian home shopping business in which IAC is a passive minority partner and an expectation of an effective 3% interest in IAC-controlled Euvia.

(4)
Less than one percent (1%).

        See "Risk Factors" beginning on page 4 of the prospectus to read about factors you should consider in connection with purchasing IAC common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

The date of this prospectus supplement is October 8, 2003.

InterActiveCorp
152 West 57th Street
New York, New York 10019
212.314.7300